EXHIBIT 10.35

Dienstvertrag	Service Agreement

zwischen	between
Curamik Electronics GmbH, Am Stadtwald 2, 92676 Eschenbach, - vertreten durch die Gesellschafterversammlung/ represented by the Shareholders' Meeting -
- nachfolgend „Gesellschaft" -	- hereinafter "Company" -
und	and
Luc Van Eenaeme
- nachfolgend auch „Geschäftsführer" -	- hereinafter also "Managing Director" -

	§ 1 Tätigkeit und Aufgabengebiet		Section 1 Duties and Responsibilities
1.	Herr Van Eenaeme ist durch den Beschluß der Gesellschafterversammlung zum Geschäftsführer der Gesellschaft bestellt worden. Er trägt zusätzlich den Titel „Rogers Corporate Vice President“. Solange mehrere Geschäftsführer berufen sind, übernimmt Herr Van Eenaeme die Aufgabe des Vorsitzenden der Geschäftsführung mit Einzelvertretungsberechtigung.	1.
Mr. Van Eenaeme has been appointed with resolution of the Shareholders' Meeting as managing director of the Company and the chairman of the Board. Additionally, he holds the title “Rogers Corporate Vice President”. As long as more than one managing director is appointed Mr. Van Eenaeme takes over the position as chairman of the Board with power to represent the Company alone.

2.
Dem Geschäftsführer obliegt die Geschäftsführung und Vertretung der Gesellschaft nach Maßgabe und in Übereinstimmung mit diesem Dienstvertrag, dem Gesellschaftsvertrag der Gesellschaft, den gesetzlichen Bestimmungen, einer etwaigen Geschäftsordnung für die Geschäftsführung in ihrer jeweils gültigen Fassung sowie den Weisungen eines etwaigen Beirates und der Gesellschafterversammlung. Umfang und Grenzen der Geschäftsführung und Vertretung der Gesellschaft ergeben sich zudem aus den "Rogers Group Policies". Der Geschäftsführer wird die ihm übertragenen Aufgaben mit der gebotenen kaufmännischen Sorgfalt erledigen.

		2.
The Managing Director shall be in charge of the management and shall represent the Company in accordance with this Agreement, the Company's Articles of Association, the applicable statutory provisions, the rules of procedure for the management, if any, as amended, as well as the instructions as may be given from time to time by any existing supervisory board and the shareholders' meeting. Furthermore, the scope and limits of the management and the representation of the Company follow from Rogers Group Policies. The Managing Director shall perform his duties and services with the due diligence and care of a prudent businessman.

3.	Die Bestellung weiterer Geschäftsführer mit Einzel- oder Gesamtvertretungsbefugnis bleibt jederzeit vorbehalten	3.	Additional managing directors authorized to individually or jointly represent the Company may be appointed at anytime.

4.	Die Gesellschafterversammlung kann jederzeit generell und im Einzelfall dem Geschäftsführer Weisungen erteilen. Unbeschadet der Vertretungsregelung im Außenverhältnis ist die Gesellschafterversammlung jederzeit berechtigt, Geschäfte und sonstige Maßnahmen der Geschäftsführung von ihrer vorherigen Zustimmung abhängig zu machen.	4.
The Shareholders' Meeting may at any time give individual or general instructions binding upon the Managing Director. Notwithstanding the Managing Director's power of authority to represent the Company vis-à-vis third parties, the Shareholders' Meeting may, at any time, specify such business transactions as shall be subject to its prior approval.

5.	Der Dienstort des Geschäftsführers ist am jeweiligen Firmensitz der Gesellschaft, derzeit in Eschenbach. Der Geschäftsführer kann aber auch von seinem Wohnort in Gent/Belgien für die Gesellschaft tätig werden. Auf Weisung der Gesellschafterversammlung hat er jedoch ausschließlich am Firmensitz der Gesellschaft tätig zu werden. Die Tätigkeit des Geschäftsführers ist im Übrigen mit umfangreicher Reisetätigkeit in Deutschland, im europäischen sowie im außereuropäischen Ausland verbunden.	5.
The regular place of work of the Managing Director is at the respective seat of the Company, at present, in Eschenbach. The Managing Director, however, may become active for the Company also at his place of residence in Gent/Belgium. On instruction of the Shareholders' Meeting, however, he has to become active exclusively at the seat of the Company. Furthermore, the activity of the Managing Director involves extensive travelling in Germany, in other European as well as in non-European countries.

	§ 2 Vergütung		Section 2 Remuneration
1.	Der Geschäftsführer erhält für seine Tätigkeit ein festes Brutto-Jahresgehalt in Höhe von	1.	The Managing Director shall receive as remuneration for his services an annual fixed gross salary in the amount of
	EUR 175.800,00		EUR 175.800,00
2.	Die Vergütung ist in zwölf gleichen Raten jeweils am letzten Werktag eines Kalendermonats unter Einbehalt der gesetzlichen Abzüge fällig und zahlbar.	2.	The fixed salary shall become due and payable in twelve equal monthly instalments on the last working day of each calendar month subject to deduction as prescribed by statutory law.
3.	Mit Zahlung der festen Vergütung sind Überstunden, Sonn- und Feiertags- sowie sonstige Mehrarbeit abgegolten.	3.	Any overtime or additional work on Sundays and/or holidays shall be deemed to be compensated by payment of the fixed salary.
4.	Gehaltsüberzahlungen sind vom Geschäftsführer zurückzuerstatten. Die Gesellschaft ist zur Verrechnung mit überzahlten Bezügen im Rahmen folgender Gehaltszahlungen berechtigt. Der Einwand des Wegfalls der Bereicherung (§ 818 Abs. 3 BGB) ist ausgeschlossen.	4.
The Managing Director shall reimburse any payments received exceeding his contractual remuneration. The Company is entitled to set off any such amounts paid in excess of the remuneration against subsequent salary payments. The defence provided for under sect. 818 para. 3 German Civil Code is hereby expressly excluded.

5.	Der Geschäftsführer verpflichtet sich, über die Höhe seiner Bezüge Stillschweigen zu bewahren.	5.	The Managing Director shall keep strictly secret and confidential the amount of his remuneration agreed hereunder.

	§ 3 Bonus und sonstige Leistungen		Section 3 Bonus and Other Benefits
1.
Bei Erreichen bestimmter Ziele erhält der Geschäftsführer einen Bonus. Dieser entspricht 40% des jährlichen Bruttofestgehalts (§ 2 Abs. 1), wenn 100% der von der Gesellschaft zu setzenden Ziele erreicht werden. Bei Über- oder Unterschreiten einer Zielerreichung von 100% erhöht bzw. verringert sich der Bonus anteilig. Ab einer Zielerreichung von 200% erhöht sich der Bonus nicht mehr.
50% der Ziele beziehen sich auf den Jahreserfolg der Gesellschaft und 50% der Ziele beziehen sich auf den Jahreserfolg der Rogers-Gruppe. Beide Ziele werden jährlich durch das Board der Rogers Inc. nach billigem Ermessen festgelegt. Die Bonus-Zahlung ist am 15. März des folgenden Jahres zur Zahlung fällig.
Soweit in § 3 Ziffer 1 dieses Vertrages nichts anderes geregelt ist, gelten im Übrigen die jeweils gültigen Rogers Policies.

		1.
Upon achievement of certain targets the Managing Director shall be entitled to a bonus equalling 40% of the annual fixed gross remuneration (sect. 2 para. 1) if 100% of the targets to be fixed by the Company are achieved. When the target achievement of 100% is exceeded or undercut, then the bonus shall be increased or reduced accordingly. As from a target achievement of 200% the bonus shall not be increased any longer.
50% of the respective targets shall be based on the annual profit of the Company and 50% shall be based on the annual profit of the Rogers Group. Both targets will be determined annually by the Board of Rogers Inc. at its reasonable discretion. The bonus shall become due and payable on March 15 of the following year.
Unless provided otherwise in sect. 3 para 1 of this Agreement, apart from that, the Rogers Policies, as amended, shall be applicable.

2.	Der Geschäftsführer wird im Rahmen der Rogers-weiten D&O-Versicherung auf Kosten der Gesellschaft versichert. Sollte dies nicht möglich sein, so wird die Gesellschaft die Kosten für eine angemessene eigene D&O-Versicherung für den Geschäftsführer übernehmen.	2.
The Company will - at its own expense - include the Managing Director into the Rogers D&O insurance. If this is not possible the Company will take over the costs for an adequate own D&O insurance for the Managing Director.

	§ 4 Spesen und Auslagen		Section 4 Costs and Expenses
1.
Notwendige Reisekosten und Spesen werden dem Geschäftsführer nach Maßgabe der jeweils geltenden Spesen- und Auslagenrichtlinien der Gesellschaft und höchstens in dem Umfang erstattet, in dem sie steuerlich als Betriebsausgaben berücksichtigt werden können. Der Geschäftsführer hat bei Dienstreisen Anspruch auf Benutzung der ersten Klasse bei Zugreisen sowie der Business Class bei Flugreisen in die USA und nach Asien sowie zu anderen Orten mit einer Flugzeit von über sechs Stunden. Die Erstattung von Reisekosten und Spesen erfolgt nur gegen Nachweis durch Vorlage entsprechender ordnungsgemäßer Originalbelege. Die Abrechnung erfolgt monatlich. Erstattungsansprüche sind ausgeschlossen, wenn sie nicht innerhalb von 3 Monaten nach Ablauf des Monats, in dem die Auslagen und Spesen angefallen sind, schriftlich geltend gemacht werden.

		1.
Any necessary travel expenses and other expenditure shall be reimbursed to the Managing Director in accordance with the Company's applicable expenditure and expenses policies and only within the scope in which they can be taken into account as operational expenses for tax purposes. The Managing Director is entitled to first class tickets in case of trips by train and business class tickets for flights to the US and Asia or other locations with flights exceeding 6 hours. Any travelling costs and other expenditure shall only be reimbursed against proof by submission of proper original vouchers. Accounting shall be made on a monthly basis. Any claims for reimbursement shall be excluded if not filed with the Company in writing within 3 months following the end of the respective month in which such expenses and expenditure incurred.

2.	Der Geschäftsführer hat Anspruch auf einen Dienstwagen mit einer Leasingrate von bis zu EUR 1.100 zzgl. MwSt. pro Monat sowie auf Erstattung der Kosten, die durch zusätzliche Kilometer über der vereinbarten Höhe von 50.000 Kilometern pro Jahr gegenüber dem Leasinggeber entstehen. Der Dienstwagen darf auch privat genutzt werden. Alle eventuell im Zusammenhang mit der privaten Nutzung des Dienstwagens anfallenden Steuern und Abgaben sind durch den Geschäftsführer zu tragen.	2.
The Managing Director is entitled to a company car with a monthly leasing rate of up to EUR 1,100 plus VAT as well as to compensation of the costs which accrue due to additional kilometres exceeding the agreed amount of 50,000 kilometres per year vis-à-vis the leasing company. The company car may also be for private use. All potential taxes and deductions in connection with the private use of the company car shall be borne by the Managing Director.

3.	Die Gesellschaft stellt dem Geschäftsführer in der Nähe des Dienstsitzes eine Wohnung/ Hotelzimmer zur Verfügung mit einer Miete von bis zu EUR 1.200 brutto pro Monat.	3.	The Company provides the Managing Director with a flat/house/hotel room close to the regular place of work with a monthly rent of up to EUR 1,200 gross.
4.	Die Gesellschaft stellt dem Geschäftführer ein Mobiltelefon zur Verfügung, das auch privat genutzt werden darf. Alle eventuell im Zusammenhang mit der privaten Nutzung des Mobiltelefons anfallenden Steuern und Abgaben sind durch den Geschäftsführer zu tragen.	4.
The Company provides the Managing Director with a mobile phone that can also be used privately. All potential taxes and charges in connected with the use of the mobile phone shall be borne by the Managing Director.

	§ 5 Urlaub		Section 5 Vacation
1.
Der Geschäftsführer hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen. Bei unterjährigem Beschäftigungsbeginn bzw. -ende wird der Urlaub in diesem Kalenderjahr zeitanteilig gewährt. Der Zeitpunkt des Urlaubs ist mit etwaigen übrigen Geschäftsführern sowie der Gesellschafterversammlung rechtzeitig vorher abzustimmen. Der Jahresurlaub ist so zu nehmen, daß die Geschäfte und Interessen der Gesellschaft nicht beeinträchtigt werden. Urlaub, welcher nicht bis spätestens zum 31. März desjenigen Jahres genommen wurde, das auf das Entstehungsjahr folgt, verfällt ersatzlos. Eine Abgeltung des Urlaubs am Ende der Beschäftigung erfolgt nur bis maximal 10 Urlaubstage.

		1.
The Managing Director shall be entitled to 30 working days of vacation per calendar year. If the employment begins or ends during the year the vacation in this calendar year shall be granted pro rata temporis. The dates of the vacation shall be agreed upon with possible other managing directors and the Shareholders' Meeting in good time in advance. Vacation shall be taken that it will not interfere with the Company's business and interests. Vacation which has not been taken until March 31 of the year that follows the year at which the entitlement has arised will be forfeited without any compensation. Compensation for vacation not taken by termination of employment shall only be made up to a maximum of 10 vacation days.

	§ 6 Arbeitsverhinderung und Krankheit		Section 6 Disability for Work and Illness
1.	Im Falle der Arbeitsverhinderung hat der Geschäftsführer der Gesellschaft die Gründe und die voraussichtliche Dauer seiner Verhinderung unverzüglich mitzuteilen. Bei Arbeitsverhinderung durch Krankheit hat der Geschäftsführer spätestens bis zum Ablauf des dritten Werktages nach Eintritt der Arbeitsverhinderung seine Arbeitsunfähigkeit und deren voraussichtliche Dauer durch ärztliches Attest nachzuweisen.	1.
The Managing Director shall notify the Company without undue delay of his disability to perform his duties due and the foreseeable duration of his disability for work. If the Managing Director is prevented to perform his duties due to illness he shall submit a medical certificate attesting his disability for work and the foreseeable duration thereof at the latest on the third working day of his disability.

2.	Ist der Geschäftsführer wegen Arbeitsunfähigkeit infolge von Krankheit, Unfall oder anderen von ihm nicht zu vertretenden Gründen verhindert zu arbeiten, wird die Gesellschaft dem Geschäftsführer seine vertraglichen Bezüge unter Anrechnung sämtlicher Leistungen, die dem Geschäftsführer von einer gesetzlichen oder privaten Krankenversicherung für den Verdienstausfall gezahlt werden, bis zur Dauer von sechs Monaten, fortzahlen. Die Fortzahlung der Bezüge erfolgt längstens bis zur Beendigung des Anstellungsverhältnisses.	2.
In the event of disability for work due to illness, accident or any other cause beyond his control, the Company shall continue to pay the Managing Director his contractual remuneration taking into account all benefits paid to the Managing Director by a statutory or private health insurance for loss of earnings for a maximum period of six months. The continued payment of remuneration provided for hereunder shall be effected no longer than until termination of employment relationship.

	§ 7 Nebenbeschäftigung		Section 7 Secondary Activities
1.	Der Geschäftsführer wird seine ganze Arbeitskraft und seine fachlichen Kenntnisse und Erfahrungen ausschließlich der Gesellschaft oder anderen Unternehmen der Rogers Gruppe widmen und die übertragenen Aufgaben nach seinem besten Vermögen und mit der gebotenen kaufmännischen Sorgfalt nach Maßgabe etwaiger von der Gesellschafterversammlung erteilter Weisungen oder allgemeiner Richtlinien erledigen.	1.
The Managing Director shall devote his entire working capacity and his professional knowledge and experience exclusively to the Company and other companies of the Rogers Group and shall carry out his functions assigned to him to the best of his abilities and with the due diligence of a prudent businessman in accordance with specific instructions and general guidelines and policies issued by the Shareholders' Meeting.

2.
Während der Dauer des Anstellungsverhältnisses darf der Geschäftsführer ohne vorherige schriftliche Zustimmung der Gesellschaft weder eine entgeltliche noch unentgeltliche Nebenbeschäftigung ausüben. Ausgenommen hiervon sind Tätigkeiten für andere Unternehmen der Rogers Gruppe. Die Zustimmung ist zu erteilen, wenn Interessen der Gesellschaft nicht entgegenstehen. Dies gilt auch für die Übernahme von Ämtern in Aufsichtsräten, Beiräten und ähnlichen Organen nicht verbundener Unternehmen, ehrenamtlichen Betätigungen sowie Veröffentlichungen und Vorträgen, die sich auf die Gesellschaft oder die Gesellschafter der Gesellschaft beziehen. Die Zustimmung kann widerrufen werden, wenn sich herausstellen sollte, dass aufgrund der Nebentätigkeit des Geschäftsführers berechtigte Interessen der Gesellschaft beeinträglicht werden.

2.
During the term of his employment the Managing Director must not carry out and perform any secondary activities, neither against nor without compensation, without the prior written consent and approval of the Company; excepted from this are any activities for other companies of the Rogers Group. Such consent shall be given unless there are any opposing interests of the Company. This shall also apply to the assumption of functions in supervisory boards, advisory committees or similar bodies of companies which are not affiliated with the Company as well as to any publications and lectures relating to the Company or to shareholders of the Company. Such consent may be revoked if it turns out that due to the secondary activities of the Managing Director justified interests of the Company are interfered with.

	§ 8 Geheimhaltung		Section 8 Confidentiality and Secrecy
1.
Der Geschäftsführer wird sämtliche ihm aufgrund oder im Zusammenhang mit seiner Tätigkeit für die Gesellschaft bekannt werdenden Tatsachen und Umstände, insbesondere sämtliche Geschäfts- und Betriebsgeheimnisse sowie alle sonstigen Geschäfts- und Betriebsdaten, welche die Gesellschaft, und die mit der Gesellschaft verbundenen Unternehmen oder deren Geschäftsbetrieb betreffen, streng vertraulich behandeln und geheimhalten und weder für eigene noch für fremde Zwecke nutzen und/oder Dritten zugänglich machen. Dies gilt auch für alle sonstigen Kenntnisse, die der Geschäftsführer über Unternehmen und/oder Personen erwirbt, die als Vertragspartner oder in anderer Weise mit der Gesellschaft und den mit ihr verbundenen Unternehmen in Geschäftsbeziehung stehen. Diese Verpflichtung gilt auch nach Beendigung des Anstellungsverhältnisses.

1.
The Managing Director shall keep strictly secret and confidential and shall not use for own or non-company related purposes and/or shall not be available to any third party any and all facts and circumstances, in particular, all company and trade secrets and all other business and trade data relating to the Company or its affiliates and the Company's and its affiliates' business which he may have obtained or acquired and which have become known to him as a result of or in connection with his employment with the Company. This secrecy and confidentiality obligation shall also apply to all other information and knowledge which the Managing Director acquires with respect to companies and/or persons who are contractual partners of or maintain otherwise business relations with the Company and its affiliates. This secrecy and confidentiality obligation shall survive any termination of this Agreement.

2.
Alle Geschäftsunterlagen, Kundenlisten, Aufzeichnungen sowie sonstigen Unterlagen und Daten, gleich welcher Art, welche die Gesellschaft und die mit ihr verbundenen und/oder in Geschäftsbeziehungen stehenden Unternehmen und/oder Personen betreffen, sind und bleiben Eigentum der Gesellschaft. Sie sind von dem Geschäftsführer so zu behandeln, als seien sie ihm als Geschäfts- und Betriebsgeheimnisse persönlich anvertraut. Dies gilt insbesondere auch für alle technischen Zeichnungen und Pläne, Know-how und Verfahrenstechniken. Auf Verlangen der Gesellschaft sind vorstehende Unterlagen und Daten, einschließlich sämtlicher wie auch immer hergestellten Kopien gleich welcher Art der Gesellschaft jederzeit, spätestens jedoch bei Beendigung des Anstellungsverhältnisses oder einer Freistellung nach § 11 dieses Vertrages, zurückzugeben. Die Geltendmachung eines Zurückbehaltungsrechtes ist ausgeschlossen.

		2.
All business records and data, customer lists, records as well as other documents or data of whatever nature relating to the Company, its affiliates and/or companies or persons having business relationships with the Company and/or its affiliates shall remain the sole property of the Company. The Managing Director shall treat them in such a manner as if they had been entrusted to him personally as business and trade secrets. The foregoing shall in particular apply, without limitation, to any technical drawings and plans, know-how and procedures. The Managing Director shall return these documents and data including any and all copies of any kind thereof at any time without undue delay to the Company upon request of the Company, at the latest, however, upon termination of his employment or release from his duties pursuant to sect. 11 hereinafter. The assertion of any right of retention shall be excluded.

	§ 9 Abwerbung von Mitarbeitern		Section 9 Enticement of Employees
1.	Dem Geschäftsführer ist es untersagt, weder direkt noch indirekt, sei es unter Einschaltung von Personalberatern bzw. Personalberatungsunternehmen oder sonstigen Dritten, während der Dauer von einem Jahr nach Beendigung des Anstellungsverhältnisses Mitarbeiter der Gesellschaft und/oder der mit ihr verbundenen Unternehmen abzuwerben.	1.
For a period of one year after termination of the employment relationship the Managing Director shall be prohibited from enticing away employees of the Company and/or its affiliates, whether directly or indirectly, through personal consultants or personnel consulting companies or other third parties.

	§ 10 Erfindungen		Section 10 Inventions
1.	Etwaige Erfindungen und Entwicklungen des Geschäftsführers sowie sonstige von ihm entwickelte schutzrechtsfähige und nicht schutzrechtsfähige Verfahrenstechniken, Patente, Gebrauchsmuster etc. stehen, soweit sie im Zusammenhang mit seiner Tätigkeit als Geschäftsführer stehen, ausschließlich der Gesellschaft zu. Soweit patentrechts- oder gebrauchsmusterschutzfähige Erfindungen betroffen sind, findet das Gesetz über Arbeitnehmererfindungen Anwendung.	1.
The Company shall be exclusively entitled to any inventions and developments of the Managing Director as well as any techniques, patents, design-patents, etc., whether they can be registered or not, made and developed by the Managing Director in connection with his employment with the Company. As to inventions which can be registered as patent or design-patent the provisions of the German Act on Employees' Inventions (Arbeitnehmererfindungsgesetz) shall apply.

	§ 11 Dauer des Anstellungsverhältnisses		Section 11 Duration of Employment
1.	Dieser Vertrag beginnt am 01.05.2012 und ist auf zwei Jahre, also bis zum 30.04.2014 befristet.	1.	This Agreement shall commence on May 1, 2012 and will automatically terminate after two years, i.e. on April 30, 2014.
2.	Das Recht zur außerordentlichen Kündigung aus wichtigem Grund bleibt unberührt.	2.	The right to terminate this Agreement for cause with immediate effect shall remain unaffected.
3.	Eine Kündigung bedarf zu ihrer Wirksamkeit der Schriftform. Kündigungen erfolgen an die letzte bekannte Adresse der anderen Vertragspartei.	3.	A notice of termination shall be in writing to be valid and shall be addressed to the last known address of the party to whom it is sent.
4.	Die Gesellschafterversammlung ist berechtigt, den Geschäftsführer jederzeit als Geschäftsführer der Gesellschaft abzuberufen und unter Fortzahlung seiner festen Bezüge gem. § 2 Abs. 1 sowie unter Anrechnung auf restliche Urlaubsansprüche von seiner Dienstverpflichtung freizustellen und zu beurlauben.	4.
The Shareholders' Meeting shall be entitled to dismiss the Managing Director as managing director of the Company at any time and to release him from his duties and grant to him leave of absence subject to continued payment of his fixed remuneration pursuant to sect. 2 para. 1 hereinabove taking into account his residual vacation claims.

5.	Das Anstellungsverhältnis endet auf jeden Fall mit Ablauf des Monates, in dem der Geschäftsführer das gesetzliche Rentenalter erreicht.	5.	The employment relationship shall in any case end upon expiration of the month in which the Managing Director attains the statutory pension age.

	§ 12 Schlussbestimmungen		Section 12 Miscellaneous
1.	Diesem Vertrag sind als Anlagen der Rogers Code of Conduct, die gegenwärtig geltenden Insiderregeln (Insider Trading Policies) der Rogers-Gruppe und ein Schreiben der Rogers Corp. bezüglich long-term compensation beigefügt. Der Geschäftsführer erklärt, daß er diese vollständig erhalten und gelesen hat und sich mit deren Inhalt vollumfänglich einverstanden erklärt. Die Anlagen sind Bestandteil dieses Vertrages.	1.
Attached to this Agreement are the Rogers Code of Conduct, the currently applicable Insider Trading Policies of the Rogers Group and a letter of the Rogers Corp. re. Long-Term Compensation. The Managing Director declares that he has received them entirely, read them and agrees to the entire content. The Attachments are part of this Agreement.

2.	Dieser Vertrag hebt sämtliche zwischen den Parteien bestehenden anderen Abmachungen, Zusagen und sonstigen vertraglichen Absprachen in der Vergangenheit auf. Rechte und Besitzstände aus und im Zusammenhang mit solchen Abmachungen, Zusagen oder vertraglichen Absprachen bestehen nicht.	2.
This Agreement supersedes and invalidates any and all previous agreements and understandings between the parties in the past. Any rights and vested rights arising out of or in connection with such agreements and understandings or contractual arrangements do not exist.

3.	Dieser Vertrag gibt die Vereinbarung zwischen den Parteien vollständig wieder. Schriftliche oder mündliche Nebenabreden bestehen nicht. Änderungen bzw. Ergänzungen dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform und der ausdrücklichen Bezugnahme auf diesen Vertrag. Dies gilt auch für eine Aufhebung bzw. Änderung des Schriftformerfordernisses.	3.
This Agreement contains the entire understanding of the parties with respect to the subject matter thereof. There are no written or oral side agreements. No modifications of or amendments to this Agreement shall be valid unless made in writing and explicitly referring to this Agreement. This also applies to a rescission or modification of this written form requirement.

4.	Sollten einzelne Bestimmungen dieses Vertrages ganz oder teilweise unwirksam oder undurchführbar sein oder werden, so wird die Wirksamkeit der übrigen Bestimmungen dieses Vertrages hiervon nicht berührt. Anstelle der unwirksamen oder undurchführbaren Bestimmung tritt eine solche Regelung, die in rechtlich zulässiger Weise dem von den Vertragsparteien mit der unwirksamen oder undurchführbaren Bestimmung verfolgten wirtschaftlichen Zweck möglichst nahe kommt. Entsprechendes gilt für den Fall, dass dieser Vertrag Lücken enthalten sollte.	4.
If individual provisions of this Agreement shall be or become ineffective or unenforceable, in whole or in part, this shall not affect the effectiveness of the remaining provisions of this Agreement. The ineffective or unenforceable provision shall be replaced by a provision which - in a legally permissible manner - comes as close as possible to economic purpose pursued by the contracting parties with the ineffective or unenforceable provision. The same shall apply mutatis mutandis to any gaps in this Agreement.

5.	Der Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.	5.	The Agreement shall be subject to and governed by the laws of the Federal Republic of Germany.
6.	Ausschließlicher Gerichtsstand für alle Streitigkeiten aus und im Zusammenhang mit diesem Vertag oder aus der Tätigkeit des Geschäftsführers für und im Namen der Gesellschaft und ihrer Gesellschafter ist der Sitz der Gesellschaft.	6.
The competent courts at the seat of the Company shall have jurisdiction with respect to any disputes and controversies arising out of and in connection with this Agreement or resulting from the activity of the Managing Director for and in the name of the Company and its shareholders.

7.	Dieser Vertrag ist in deutscher und englischer Sprache geschlossen. Der deutsche Vertragstext ist maßgeblich.	7.	This Agreement is concluded in the German and English language. The German version shall prevail.
8.	Der Geschäftsführer bestätigt, am heutigen Tage eine von der Gesellschaft unterzeichnete Ausfertigung dieses Vertrages erhalten zu haben.	8.	The Managing Director acknowledges that he has received today a copy of this Agreement duly signed by the Company.
9.	Ansprüche gegen den Geschäftsführer verjähren 12 Monate nach Beendigung des Anstellungsverhältnisses mit der Gesellschaft.	9.	All claims against the Managing Director shall become statute-barred within 12 months after termination of his employment relationship with the Company.

Ort, Datum/place, date	Ort, Datum/place, date

/s/ Robert Daigle	/s/ Luc Van Eenaeme
Curamik Electronics GmbH	Luc Van Eenaeme

vertreten durch die Gesellschafterversammlung/ represented by the shareholders meeting, vertreten durch/represented by Herrn Robert Daigle/ Mr. Robert Daigle

Anlage/Attachment 1:	Rogers Code of Conduct

Anlage/Attachment 2:	Rogers Insider Trading Policies

Anlage/Attachment 3:	Letter re. Long-Term Compensation